                                                                    EXHIBIT 23.3


                              ACCOUNTANTS' CONSENT

INFOCURE CORPORATION

     We consent to the use of the reports of BDO Seidman, LLP included herein regarding the following corporations:


        InfoCure Corporation dated February 18, 1997


        American Medcare Corporation dated April 12, 1996 (except for Notes 11 and 13, as to which the date is December 20, 1996 and Note 15, as to which the date is February 18, 1997)


        KComp Management Systems Inc. dated November 15, 1996


        Millard-Wayne, Inc. dated February 15, 1997

        Health Care Division (a division of Info Systems of North Carolina,
           Inc.) dated November 8, 1996

        Rovak, Inc. dated February 17, 1997


        DR Software, Inc. dated February 17, 1997.


     We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

BDO Seidman, LLP
Atlanta, Georgia

February 20, 1997